EXHIBIT 8.1

                                March 14, 1997

     Re:  AMRESCO Residential Securities Corporation
          AMRESCO Residential Securities Corporation Mortgage Loan Trust 1997-1 Registration Statement on Form S-3 No. 333-8687
          -----------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel for AMRESCO Residential Securities Corporation in connection with the preparation and filing of the registration statement on Form S-3 (such registration statement, the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of AMRESCO Residential Securities Corporation Mortgage Loan Pass-Through Certificates, Series 1997-1 (the "Certificates"). Our advice formed the basis for the description of federal income tax consequences appearing under the heading "Certain Federal Income Tax Consequences" in the prospectus supplement contained in the Registration Statement. Such description does not purport to discuss all possible federal income tax consequences of an investment in Certificates but with respect to those tax consequences which are discussed, it is our opinion that the description is accurate. In addition, assuming (i) the REMIC election is made, (ii) the Pooling and Servicing Agreement is fully executed, delivered and enforceable against the parties thereto in accordance with its terms, (iii) the transaction described in the prospectus supplement is completed on substantially the terms and conditions set forth therein, and (iv) continuing compliance with the Pooling and Servicing Agreement, it is our opinion that, for federal income tax purposes, the REMIC will be treated as a "REMIC" (as defined in the Code) each class of the Offered Certificates, the Class C Certificates and the Class S Certificates will be treated as "regular interests" in the REMIC and the Class R Certificates will be treated as the sole "residual interest" in the REMIC.

     We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and related prospectus supplement under the heading "Certain Federal Income Tax Consequences."

                                Very truly yours,

                               /s/ Arter & Hadden
                                 Arter & Hadden